Exhibit 99.1

WorldHeart Announces Levacor VAD Implant at the University of Utah

Salt Lake City, UT — March 23, 2010: World Heart Corporation (“WorldHeart”; NASDAQ: WHRT), a developer of mechanical circulatory systems, announced today that the University of Utah Hospital in Salt Lake City, Utah has successfully implanted  its first Levacor™ Ventricular Assist Device (VAD).  The University of Utah has extensive experience in the VAD field and is the second implanting site nationwide in the Levacor VAD Bridge-To-Transplant (BTT) Study. This is the fourth implant with the Levacor VAD since the inception of the BTT study.

Dr. Craig Selzman, cardiac surgeon and the University of Utah’s surgical Principal Investigator for the study commented, “We are excited to participate in the Levacor VAD BTT Study and to provide a unique technology to our patients.  This is another milestone in the long history of Utah-based leadership in the development of implanted blood pumps of which the entire University is proud.”

Mr. J. Alex Martin, WorldHeart’s President and Chief Executive Officer added, “We are delighted that the University of Utah is a participating clinical site in the Levacor VAD BTT Study. This expands therapy options for heart-transplant candidates in the Mountain West area.”

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD’s only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. World Heart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s bridge-to-transplant clinical study of the Levacor Ventricular Assist Device, strategic direction, increase in shareholder value, access to investment capital, its clinical development programs and the product pipeline, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor Ventricular Assist Device; WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009.

www.worldheart.com

SOURCE World Heart Corporation

Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361